Exhibit 4.22

IntelePeer, Inc.

STOCKHOLDER AGREEMENT

This Stockholder Agreement (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of January 23, 2012, is made by and among VantagePoint Venture Partners 2006 (Q), L.P. (“VantagePoint”), KENNET II L.P. (“Kennet”) and IntelePeer, Inc., a Delaware corporation (the “Company”).

RECITALS

A.            The Company is proposing to sell common shares, par value $0.0001 per share, to the public in an initial public offering (SEC File No. 333-17480) (the “IPO”); and

B.            VantagePoint and Kennet (individually, an “Investor” and collectively, the “Investors”) collectively own greater than fifty percent of the Company’s outstanding shares prior to the IPO.  The Investors and the Company wish to set forth certain governance and other rights and obligations between them applicable after the consummation of the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in San Francisco, California are authorized or obligated by law or executive order to close.

“Certificate” means the amended and restated certificate of incorporation and amended and restated bylaws of the Company, as applicable.

“Company” has the meaning set forth in the preamble.

“Company Shares” means shares of the Company’s common stock.

“Effective Date” means the effective date of the Registration Statement filed by the Company with the Securities and Exchange Commission relating to the IPO.

“Investors” has the meaning set forth in the preamble, and includes any Affiliate of the Investors.

“IPO” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, and including designees as Company nominees in proxy and other documents, recommending election and soliciting proxies with respect to any Sponsor Director, and opposing any removal, replacement or “withhold” votes with respect to any Sponsor Director, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate, (iii) causing members of the Board of Directors to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Sponsor Director” means any member of the Board of Directors designated by one of the Investors.

1.2           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)           Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

1.3           Effectiveness of Provisions.  The provisions of Section 3 shall take effect upon the Effective Date.  In the event that the Effective Date has not occurred by March 31, 2012 this Agreement shall terminate and shall have no further force or effect.

SECTION 2

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

2.1           Existence; Authority; Enforceability.  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.2           Absence of Conflicts.  The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

2.3           Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

SECTION 3

GOVERNANCE

3.1           Board Designation.

(a)           Designation Rights.  So long as an Investor beneficially owns not less than 50% of the number of Company Shares owned by such Investor immediately prior to the IPO (the “Share Ownership Threshold”), such Investor shall be entitled to designate one member of the Board of Directors.  If an Investor ceases to satisfy the Share Ownership Threshold, then such Investor shall not be entitled to designate any member of the Board of Directors.  The Company shall use its best efforts to cause the persons designated by the Investor to be elected to the Board of Directors.  Section 2.15 of the Company’s bylaws in effect following the IPO shall not apply to the Investors’ rights and the Company’s obligations under this paragraph.

(b)           Initial Designation.  The initial directors designated by the Investors pursuant to Section 3.1(a) are William Harding (who shall serve as a Class III director designated by VantagePoint in accordance with the Certificate) and Javier Rojas (who shall serve as a Class I director designated by Kennet in accordance with the Certificate).

3.2           Removal and Replacement; Vacancies.

(a)           A Sponsor Director may be removed by, and only by, the affirmative vote or written consent of the Investor which originally designated such director, which removal may be made at any time by such Investor in its sole discretion and if, prior to his or her appointment to the Board of Directors, any person is unable or unwilling to serve as a Sponsor Director, then the Investor which designated such person shall be entitled to designate a replacement.  If, following appointment to the Board of Directors, any Sponsor Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, the Investor which designated such director shall be solely entitled to designate a replacement.  If the Investor fails to do so within sixty (60) days, the right of such Investor pursuant to Section 3.1 shall terminate.

(b)           To the extent an Investor desires to remove a Sponsor Director, then such Investor shall send a written notice to the Secretary of the Company stating the name of the Sponsor Director to be removed from the Board of Directors and, upon receipt of such notice by the Secretary of the Company, such Sponsor Director shall be deemed to have resigned from the Board of Directors, and the vacancy in one or more classes of directors created thereby (and, thereafter, any vacancy created in that particular directorship) shall be filled by the Investor removing such Sponsor Director in its discretion, it being understood that neither the Company nor the Board of Directors shall have the power to fill any such vacancy.

3.3           Committees.

(a)           Composition.  So long as an Investor is entitled to designate a Sponsor Director under Section 3.1, it shall have the right to designate its Sponsor Director to serve as a member of each committee of the Board of Directors other than the Audit Committee; provided, further, however, that no such right to designate a Sponsor Director to a Board of Directors committee would violate the U.S. federal securities laws, the rules and regulations promulgated thereunder and applicable listing standards and rules of the securities exchange on which a class of the Company’s securities are listed (without regard to any available “controlled company” exceptions to such laws, rules and regulations and standards).  To the extent that a Sponsor Director is removed from the Board pursuant to Section 3.2, such Sponsor Director shall be deemed to have resigned from all committees upon which such Sponsor Director is serving.  Any vacancies on the Board of Director’s committees created thereby (and, thereafter, any vacancies created in these committee memberships) shall, to the extent the Investor continues to have the right to appoint a Sponsor Director to the Board of Directors’ committees, be filled by the Investor which originally designated the Sponsor Director in its discretion.

(b)           Authority.  No committee of the Board of Directors shall have the power to act for the Board of Directors where such action would require the Investor’s approval pursuant to Section 3.4 or 3.5 or otherwise expressly require the vote or consent of a majority of the Board of Directors under applicable law, the Certificate or this Agreement.

3.4           Actions Requiring The Investors Approval.  So long as both of the Investors continue to have a right to designate a Sponsor Director pursuant to Section 3.1 hereof and the Investors collectively beneficially own 35% or more of the voting power of the Company Shares, the Company shall not take any of the following actions without the approval of the Sponsor Directors then in office unless such action has been approved by or is subject to the approval of a vote of the stockholders of the Company:

(a)           issue any new class or series of equity security (in one or more steps) having economic rights senior to the Company’s Shares or having voting rights other than those granted to the common stock generally (other than issuances that would not dilute the percentage interest in Company Shares of any Company stockholder or otherwise adversely affect the rights of the Investors, including the issuance of a new class of shares for a stockholder rights plan);

(b)           issue new securities (including any security or other right convertible into or exercisable for any equity security) in one or a series of related transactions which dilute the outstanding Company Shares by more than 20%; provided that the foregoing shall not apply to the issuance of new securities to the owners of a business in connection with Company’s acquisition of that business or its assets; or

(c)           change the advance notice provision in the Company’s bylaws for stockholder proposals or director nominations, or delay the Company’s annual meeting by more than 90 days from the date originally set by the Board of Directors.

3.5           Other Changes.  For so long as an Investor has a right to designate a Sponsor Director pursuant to Section 3.1, such Investor’s approval shall be required for the Company to take any of the following actions:

(a)           Change the authorized number of directors of the Company to a size above eight (8) or below six (6);

(b)           change the class of directors of any Sponsor Director; or

(c)           amend the Certificate or the Company’s bylaws if the amendment impairs the Investor’s rights under this Agreement.

SECTION 4

CONSENTS

4.1           Consents.  Each of the Investors hereby waives on behalf of themselves and all other holders of registration rights under that certain Registration Rights Agreement dated as of October 31, 2008, by and among the Company and the other signatories thereto, as amended to date (the “Rights Agreement”) (i) the fourth sentence of Section 3(c) of the Rights Agreement such that such sentence shall not apply to the IPO as long as the IPO is completed prior to March 31, 2012 and no selling stockholders are permitted to sell shares in the IPO and (ii) the right to invoke the second demand registration right pursuant to Section 2 of the Rights Agreement.

SECTION 5

GENERAL PROVISIONS

5.1           Waiver by The Investors.  The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Certificate in force from time to time and shall be construed to comply with such provisions.  To the extent that this Agreement is determined to be in contravention of the Certificate, this Agreement shall constitute a waiver by the Investors, to the fullest extent permissible under applicable laws, of any right the Investors may have pursuant to the Certificate that is inconsistent with this Agreement.

5.2           Assignment; Benefit.

(a)           The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto.  Any assignment of rights or obligations in violation of this Section shall be null and void.

(b)           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

5.3           Termination.  The obligations set forth in Section 3 of this Agreement shall terminate at such time as set forth in such Section or upon the termination of this Agreement.  This Agreement shall terminate on the later of the date three years from the Effective Date or the third annual meeting of stockholders after the IPO; provided that the Company shall have no obligation to nominate any Sponsor Director for election at the third annual meeting of stockholders after the IPO.

5.4           Severability.  In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.5           Entire Agreement; Amendment.  This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.  No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by each of the parties hereto.  No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

5.6           Counterparts.  This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

5.7           Notices.  Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the parties at the following addresses (or at such other address for such party as shall be specified by like notice):

if to VantagePoint, to:

VantagePoint Capital Partners
1001 Bayhill Drive, Suite 300
San Bruno, California 94066
Attn:       General Counsel
Tel: (650) 866-3100

Fax: (650) 869-6078

if to Kennett:

KENNET II L.P.
950 Tower Lane, Suite 1710
Foster City, CA 94404

Attn:  Javier Rojas
Tel: 650.573.8700

if to the Company:

IntelePeer, Inc.
2855 Campus Drive, Suite 200
San Mateo, CA 94403

Attn:  Frank Fawzi
Tel: 650.525.9200

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue
East Palo Alto, CA 94303

Attn:  Peter M. Astiz, Esq.

Tel: 650.833.2000

Fax: 650.833.2001

5.8           Governing Law.  THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

5.9           Jurisdiction.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE

DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

5.10         Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE INVESTORS WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE INVESTORS OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  The Company or the Investors may file an original counterpart or a copy of this Section  with any court as written evidence of the consent of such party to the waiver of their rights to trial by jury.

5.11         Specific Performance.  It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(signature page follows)

The parties are signing this Agreement as of the date stated in the introductory clause.

INTELEPEER, INC., a Delaware corporation

By:	/s/ Andre Simone

INVESTOR:

VANTAGEPOINT VENTURE PARTNERS 2006 (Q), L.P.

By:	VantagePoint Venture Associates 2006, LLC,
its General Partner

By:	/s/Alan E. Salzman
Title: Managing Member

INVESTOR:

Execution by KENNET II L.P. acting by its manager KENNET CAPITAL MANAGEMENT (JERSEY) LTD.*

Executed by:

/s/ Sue Fossey
for and on behalf of
KENNET II L.P.
acting by its manager
KENNET CAPITAL MANAGEMENT (JERSEY) LTD.

Execution by KING STREET PARTNERS L.P. acting by its manager KENNET CAPITAL MANAGEMENT (JERSEY) LTD.*

Executed by:

/s/ Sue Fossey
*for and on behalf of
KING STREET PARTNERS L.P.
acting by its manager
KENNET CAPITAL MANAGEMENT (JERSEY) LTD.